WESTERN ALLIANCE BANCORPORATION
DEFERRED STOCK UNIT AGREEMENT

Western Alliance Bancorporation (the “Company”) has granted to the Participant named in the Notice of Grant of Deferred Stock Units (the “Grant Notice”) to which this Deferred Stock Unit Agreement (the “Agreement”) is attached an Award consisting of Stock Units subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the Western Alliance Bancorporation 2005 Stock Incentive Plan, as amended and restated effective April 7, 2023 (the “Plan”), the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan (the “Plan Prospectus”) in the form most recently prepared in connection with the registration with the Securities and Exchange Commission of shares issuable pursuant to the Plan, (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions arising under the Grant Notice, this Agreement or the Plan. This Award, together with Awards of Deferred Stock Units on substantially the same terms to other select employees of the Company, is intended to be a “bona fide deferred compensation plan or arrangement” within the meaning of Title 12, Part 359 of the Code of Federal Regulations. In addition, this Award together with Awards of Deferred Stock Units on substantially the same terms to other select employees of the Company, is intended to be an arrangement for providing retirement benefits on an unfunded, unsecured basis to a “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
1.    Definitions and Construction.
1.1    Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.
(a)    “Disability” means the occurrence of a “disability” as defined under Section 409A of the Code – i.e., the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(b)    “Good Reason” means within the two (2) year period immediately following a Corporate Transaction which constitutes a change in control (as defined by Section 409A of the Code) or, solely with respect to (i), (iii), and (v) below, a Merger of Equals, and without the Participant’s consent:
    (i)    the Participant’s Total Direct Compensation for a plan year is reduced by ten percent (10%) or more;
    (ii)    there is a material diminishment in the Participant’s authorities, duties or responsibilities, or a material diminishment in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board, Chief Executive Officer, or President of the Company, whichever the Participant reported to immediately prior to the Corporate Transaction;
    (iii)    the Participant’s principal place of employment is relocated to a location that is more than thirty (30) miles from the Participant’s principal place of employment immediately prior to the Corporate Transaction;

    (iv)    there is a material diminishment in the budget over which the Participant retains authority; or
    (v)    there is any action or inaction of the Company or a successor that constitutes a material breach of any agreement under which the Participant provides Services.
The Participant may terminate the Participant’s employment at any time for Good Reason within two (2) years following the initial existence of a condition constituting Good Reason if (A) the Participant has, within thirty (30) days after the initial existence of the condition constituting Good Reason, delivered notice to the Plan Administrator which sets forth in reasonable detail the specific condition that constitutes Good Reason, (B) the Company has not cured the condition within thirty (30) days of receipt thereof, and (C) the Participant provides the Plan Administrator with written notice of such termination on a date specified in the notice that is after the expiration of the thirty-day cure period and before the end of such two-year period.
(c)    “Merger of Equals” means the consummation of any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or Affiliates immediately prior to the transaction) owning forty percent (40%) or more of the combined voting power of all classes of stock of the Company, including where, for the avoidance of doubt, a majority of the individuals who constitute the Board and the Company’s officers (as determined under Rule 16a-1(f) of the Exchange Act) immediately prior to the Merger of Equals remain in effective control of the Company following the Merger of Equals.
(d)    “Payment Event” means the earliest of the Participant’s (i) death, (ii) Disability, or (ii) Qualified Retirement.
(e)    “Plan Administrator” means the Compensation Committee of the Board.
(f)    “Qualified Retirement” means the Participant’s Separation from Service for any reason other than an involuntary termination of employment by the Company for Cause, when the Participant has provided at least five (5) years of Service to the Company and the sum of the Participant’s combined age and years of Service to the Company is greater than or equal to sixty (60).
(g)    “Separation from Service” means a “separation from service” as defined in Section 409A of the Code. For purposes of the Award, a Separation from Service shall be deemed to occur, without limitation, if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a certain date will permanently decrease to less than twenty percent (20%) of the average level of bona fide services provided by the Participant during the immediately preceding thirty-six (36) months. Subject to the preceding sentence, the Plan Administrator shall determine whether the Participant has incurred a Separation from Service for purposes of the Award, which determination shall be final, binding, and conclusive.
(h)    “Stock Unit” means, if such Stock Unit is then a Vested Stock Unit, a right to receive one (1) share of Stock or, at the sole discretion of the Plan Administrator, an amount in cash equal to the Fair Market Value of one (1) share of Stock, as of the settlement date.
(i)    “Total Direct Compensation” means, for any plan year, the sum of the Participant’s base salary, annual bonus, and annual stock or other long-term incentive award for the plan year.

1.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive unless the context clearly requires otherwise.
2.    Administration.
2.1.    Plan Administrator. All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Plan Administrator. All determinations by the Plan Administrator shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided that such officer has apparent authority with respect to such matter, right, obligation, or election. The Company intends that compensation provided pursuant to the Award shall comply with Section 409A of the Code and shall be administered, construed and interpreted in accordance with such intent.
2.2.    Claims Procedures. Any claim for benefits under the Award by the Participant or the Participant’s representative or beneficiary shall be made in accordance with the claims procedures set forth in the Western Alliance Bancorporation Severance and Change in Control Plan, as amended and restated effective July 28, 2021.
3.    The Award.
3.1    Grant of Stock Units. On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, a right to receive a number of Stock Units as set forth in the Grant Notice, subject to adjustment as provided in Section 8. The number of Stock Units ultimately earned by the Participant, if any, shall be that number of Stock Units which become Vested Stock Units.
3.2    No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Stock Units or shares of Stock issued upon settlement of the Stock Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company (or any Affiliate) or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company (or any Affiliate) or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Stock Units.
3.3    Dividend Equivalent Units. If a cash dividend is paid with respect to the shares of Stock underlying the Stock Units, the Participant shall be credited as of the applicable dividend payment date with an additional number of whole and fractional Stock Units (the “Dividend Equivalent Units”) equal to (i) the total cash dividend the Participant would have received had the Stock Units (including any previously credited Dividend Equivalent Units with respect thereto) been actual shares of Stock divided by (ii) the Fair Market Value of a share of Stock as of the applicable dividend payment date. Such Dividend Equivalent Units shall be added to the Award and shall be subject to the same vesting and payment provisions otherwise applicable to the Stock Units. Any fractional Dividend Equivalent Units shall be carried forward to the Payment Event, and on the Payment Event any fractional Dividend Equivalent Units then payable shall be settled in cash. References to “Stock Units” in this Agreement include any Dividend Equivalent Units that have been credited to the Award as of the applicable date.

4.    Vesting and Forfeiture of Stock Units.
4.1    Vesting Date. Except as provided by Section 7, the Stock Units shall vest and become Vested Stock Units on the Vesting Date, as provided in the Grant Notice; provided, however, that the Stock Units shall vest and become Vested Stock Units upon the Participant’s death or Disability prior to Separation from Service.
4.2    Forfeiture of Stock Units. Except as provided by Section 7, if the Participant experiences a Separation from Service for any reason before the Vesting Date (other than in connection with the Participant’s death or Disability), the Participant shall immediately forfeit all Stock Units under this Award. Further, if the Participant experiences a Separation of Service which is an involuntary termination of employment by the Company for Cause at any time, including after the Vesting Date, the Participant shall immediately forfeit all Stock Units under this Award. The Participant shall not be entitled to any payment for forfeited Stock Units.
5.    Settlement of the Award.
5.1    Issuance of Shares of Stock. Subject to the provisions of Section 5.3 and Section 5.4 below, the Vested Stock Units shall become payable upon the Payment Event. Payment shall be made as soon as administratively practicable (not more than thirty (30) days) after the Payment Event by the Company issuing to the Participant one (1) share of Stock with respect to each Vested Stock Unit or, at the Committee’s discretion, paying to the Participant a sum of cash equal to the Fair Market Value of one (1) share of Stock, as of the settlement date. Shares of Stock issued in settlement of Stock Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 5.4, Section 6 or the Company’s Insider Trading Policy.
5.2    Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
5.3    Compliance with Section 409A. The Company intends that compensation provided pursuant to the Award shall comply with Section 409A of the Code and shall be administered, construed and interpreted in accordance with such intent. In that regard, the Award is subject to Section 18.4 of the Plan, including the requirement for a 6-month payment delay following Separation from Service if the Participant is a “specified employee” within the meaning of Section 409A, as provided by Section 18.4 of the Plan.
5.4    Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state law or foreign law with respect to such securities including, without limitation (and as provided in the introductory paragraph of this Agreement) Title 12, Part 359 of the Code of Federal Regulations. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
6.    Tax-Related Items.
6.1    Participant Responsible for Tax-Related Items. Regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount (if any) withheld by the Company. The Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including but not limited to the grant, vesting, or payment of the Stock Units, (ii) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any specific tax result and (iii) does not commit to and is under no obligation to use a withholding method for Tax-Related Items which results in the most favorable or any particular tax treatment for the Participant. If the Participant becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    6.2    Tax Withholding. In the event the Company determines that it must withhold any Tax-Related Items, the Participant agrees, as a condition of the grant of the Stock Units, to make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements by all legal means, including, but not limited to, withholding any applicable Tax-Related Items from the payment of the Stock Units (based on the fair market value of the shares on the applicable date for determining the tax withholding obligations). In addition, the Participant authorizes the Company to fulfill its withholding obligations by all legal means, including, but not limited to, withholding Tax-Related Items from the Participant’s wages, salary, other cash compensation, and any cash payment in settlement of any portion of the Award, in an amount which does not exceed the maximum statutory tax rate in the applicable jurisdiction. The Company may refuse to pay out any Vested Stock Units if the Participant fails to comply with any obligations in connection with the Tax-Related Items. Notwithstanding the foregoing, if the Participant is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Company will withhold in shares of Stock upon the relevant withholding event, unless otherwise determined by the Committee.
7.    Corporate Transaction.
7.1    Effect of Corporate Transaction on the Award. In the event of a Corporate Transaction, the Vesting Date of any unvested Stock Units shall be accelerated to the date immediately preceding the consummation of the Corporate Transaction, conditioned upon the actual consummation of the Corporate Transaction. However, to the extent the Award is assumed, continued, or replaced upon the Corporate Transaction by a successor entity, or a parent or subsidiary thereof, no such acceleration shall occur. If the Award is assumed and within the two (2) year period immediately following the date of the Corporate Transaction, the Participant experiences a Separation from Service due to an involuntary termination by the Company without Cause or resignation for Good Reason, the Vesting Date of any unvested Stock Units shall be accelerated to the date of the Participant’s Separation from Service. To the extent the vesting of the Award is accelerated pursuant to this Section, it shall become payable to the Participant as provided in Section 5.1, as if the Participant had experienced a Qualified Retirement.

7.2    Federal Excise Tax Under Section 4999 of the Code.
(a)    Excess Parachute Payment. In the event that any acceleration of vesting the Stock Units and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for by this Agreement in order to avoid such characterization.
(b)    Determination by Professional Tax Firm. To aid the Participant in making any election called for under Section 7.2(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 7.2(a), the Company shall request a determination in writing by professional firm then engaged by the Company for general tax purposes. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. As soon as practicable thereafter, the tax firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the tax firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the tax firm such information and documents as it may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the tax firm may charge in connection with its services contemplated by this Section 7.2(b).
8.    Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number of Stock Units subject to the Award and/or the number and kind of shares to be issued or used to determine cash payment in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Plan Administrator, and its determination shall be final, binding and conclusive.
9.    Rights as a Stockholder or Employee. The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of the Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 3.3 and Section 8. The Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company or an Affiliate and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in Service or interfere in any way with any right of the Company or any Affiliate to terminate the Participant’s Service at any time.

10.    Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.
11.    Miscellaneous Provisions.
11.1    Compensation Recovery (Clawback). The Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder (the “Dodd Frank Clawback Rules”), and (ii) the Company’s Dodd Frank Clawback Policy and any other policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant. For the avoidance of doubt, if the Dodd-Frank Clawback Rules and any implementing policy apply to the Participant, then the Company may take action against this Award or any proceeds the Participant receives from it to recover any erroneously awarded compensation the Participant may have received from the Company (whether related to this Award or otherwise), all in accordance with the Dodd-Frank Clawback Rules and the applicable implementing policy and subject to the requirements of applicable law.
11.2    Termination or Amendment. The Plan Administrator may terminate or amend the Plan or this Agreement at any time; provided, however, that except as provided in Section 7 in connection with a Corporate Transaction, no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A of the Code. No amendment or addition to this Agreement shall be effective unless in writing.
11.3    Nontransferability of the Award. Prior to the issuance of shares of Stock on the settlement date, neither this Award nor any Stock Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
11.4    Unfunded Obligation. The Participant shall have the status of a general unsecured creditor of the Company. Any amounts payable to the Participant pursuant to the Award shall be an unfunded and unsecured obligation for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Plan Administrator or the Company and the Participant, or otherwise create any vested or beneficial interest in the Participant or the Participant’s creditors in any assets of the Company. The Participant shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Award.

11.5    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
11.6    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
11.7    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
(a)    Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)    Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 11.7(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 11.7(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 11.7(a) or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 11.7(a).
11.8    Integrated Agreement. The Grant Notice, this Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and will supersede any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice, the Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

11.9    Applicable Law. This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.
11.10    Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.